QuickLinks -- Click here to rapidly navigate through this document

Exhibit 24.1

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that IAC/InterActiveCorp, a Delaware corporation, expects to complete a transaction in which it distributes to its stockholders shares of common stock, $0.001 par value, of Expedia, Inc. ("Expedia"), following which Expedia will be an independent, separately traded public company (the "Spin-Off") and that Dara Khosrowshahi, Chief Executive Officer of Expedia, hereby constitutes and appoints Keenan M. Conder his true and lawful attorney-in-fact and agent, with full power to act, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, individually and in any and all capacities stated below to execute those documents required to be executed by the Chief Executive Officer of Expedia in connection with the Spin-Off and any and all instruments necessary or advisable in connection therewith, hereby granting unto said attorney-in-fact and agent, full power and authority to do and perform any and all acts and things requested and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, this power of attorney has been signed by Dara Khosrowshahi in the capacity indicated as of August 5, 2005.

/s/ DARA KHOSROWSHAHI Dara Khosrowshahi Chief Executive Officer, Expedia, Inc.

QuickLinks

Power of Attorney